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                                                                   Exhibit 10.10

January 27, 2000

Mr. E. Thomas Arington
Chairman and CEO
Duramed Pharmaceuticals, Inc.
5040 Duramed Drive
Cincinnati, Ohio 45213

Dear Tom:

This letter will confirm our agreement, further details of which may be elaborated in a subsequent agreement or agreements, regarding (i) the loan guarantee to be provided by Solvay Pharmaceuticals, Inc. to Merrill Lynch Business Financial Services, Inc. and (ii) the extended and enhanced alliance with respect to the co-promotion of Cenestin(R). Such agreement(s) shall contain the following provisions:

         1. The Cenestin co-promotion agreement shall have a term of 10 years.

         2. Effective January 1, 2000, Solvay Pharmaceuticals will be responsible for and pay the advertising and sales promotion ("ASP") and agreed-upon expenses related to Cenestin, including direct selling expenses of Cardinal Market Force.

         3. Upon completion of the "Investment Recovery Phase" (as defined below), the parties shall share equally in the gross profits from the sales of Cenestin, less ASP expenses incurred by Solvay Pharmaceuticals, as illustrated in the financial models [previously presented]. Investment Recovery Phase shall mean the period of time from 1/1/2000 until the cumulative gross profit from Cenestin sales exceeds the total of the Solvay Pharmaceuticals Investment (defined as the cumulative ASP incurred by Solvay Pharmaceuticals from 1/1/2000 forward) and the Duramed 1999 Cenestin Investment (defined as $38,000,000). During the Investment Recovery Phase, the split of gross profits shall be calculated as follows:

Step 1 Investment Recovery Phase:
--------------------------------

THE BASIC FORMULA
--------------------------------------------------------------------------------

DRMD                             100%      Sales
DRMD                              15%      Cost of product @ standard
Gross profit                      85%      Gross profit (GP)

Solvay Pharmaceuticals gets       80%      of GP to cover ASP from 1-1-2000 and
                                           forward

DRMD gets                         20%      of GP

Step 2 Investment Recovery Phase:
--------------------------------

When Solvay Pharmaceuticals has recovered all of the on-going ASP costs CENESTIN will be generating a profit. DRMD will receive 80% of the remaining gross profit until they have recovered the specified "investments" (38 MUSD).
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THE BASIC FORMULA
--------------------------------------------------------------------------------
Step 1

DRMD                             100%      Sales
DRMD                              15%      Cost of Product @ standard
Gross profit                      85%      Gross profit (GP)

Solvay Pharmaceuticals gets       80%      of GP to cover ASP until Cumulative
                                           Breakeven

DRMD gets                         20%      of GP
Step 2
Remaining Gross Profit            80%      Of GP to cover 1999 investment of $38
                                           MUSD

                                  20%      Of GP goes to Solvay Pharmaceuticals

         4. Solvay Pharmaceuticals will guarantee the loan to Duramed by Merrill Lynch Business Financial Services, Inc. in the principal amount of $20,000,000 subject to approval by Solvay Pharmaceuticals of the required documentation from Merrill Lynch Business Financial Services, Inc. and the granting of an exclusive, first position mortgage, to Solvay Pharmaceuticals, Inc. in the approximately 17 acre tract of land and improvements comprising Duramed's Cincinnati manufacturing facility.

         5. Duramed shall grant Solvay Pharmaceuticals, or its designee, a worldwide exclusive license to Cenestin(R)outside the U.S. These rights will apply to all countries except for Puerto Rico and the Eastern European countries currently covered by Duramed's existing commitments to Gedeon Richter until such time as those arrangements expire or are terminated. This license will apply on a country-by-country basis and may be exercised with respect to any country at any time within ten months after the date of this letter. During this period, Solvay Pharmaceuticals will advise Duramed of the countries in which it wishes to market Cenestin, and the parties will negotiate in good faith to enter into a mutually agreed license and supply agreement for each country on commercially viable terms to Solvay Pharmaceuticals which, amongst other terms, shall include consideration of the pricing constraints imposed by foreign countries.

                  Unless otherwise agreed between Duramed and Solvay Pharmaceuticals, the term of any such agreement will continue for the term of the Cenestin co-promotion agreement between Solvay Pharmaceuticals and Duramed, as the term of that agreement may be modified by the parties in the future. During the initial ten months period and for a period of two years thereafter, if Duramed receives a bona fide written offer from a third party for Cenestin in a country, Duramed will promptly notify Solvay Pharmaceuticals of the terms of the offer, and Solvay Pharmaceuticals will have the right to negotiate an agreement with Duramed for that country on terms no more favorable to Duramed than the terms offered by the third party. If Duramed and Solvay Pharmaceuticals are unable to agree on the terms of the agreement for a country within two months of the date Duramed notifies Solvay Pharmaceuticals of the third party offer, Duramed may proceed with the third party on the terms previously offered by the third party.

         6. Duramed shall grant Solvay Pharmaceuticals, or its designee, the option to an exclusive worldwide license to Verapamil SR under a Solvay Pharmaceuticals brand name. This option may be exercised at any time within one year after the date of this letter. During this period, at Solvay Pharmaceuticals' request, Duramed will negotiate, with Solvay Pharmaceuticals a royalty-free licensing and supply agreement for Verapamil SR on industry-standard terms and conditions. Under any agreement, Duramed will agree to manufacture Verapamil SR for Solvay Pharmaceuticals and sell it to Solvay
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                  Pharmaceuticals at a price equal to Duramed's standard cost, plus 15%. If Solvay Pharmaceuticals exercises its right of first refusal and introduces a brand product, Duramed will cease marketing Verapamil SR as a generic drug under Duramed's ANDA.

Both parties agree to diligently pursue the drafting and negotiation of further documentation incorporating the agreements as set forth above.

If you agree with the foregoing, please sign and return a copy of this letter, which will then represent the binding agreement of our companies.

Very truly yours,

SOLVAY PHARMACEUTICALS, INC.


By:      /s/ Robert A. Solheim
         --------------------------------------
         Robert A. Solheim, Vice President

Accepted and agreed to this       day
                            -----
of January, 2000


DURAMED PHARMACEUTICALS, INC.


By:      /s/ E. Thomas Arington
         --------------------------------------
         E. Thomas Arington, Chairman and CEO